Exhibit 99.1

First M&F Corp. Investor Information
CONTACT:	John G. Copeland
Chief Financial Officer
(662) 289-8594

September 15, 2011

FOR IMMEDIATE RELEASE

M&F Announces Project McKinley

KOSCIUSKO, Miss. - First M&F Corporation’s (NASDAQ: FMFC) subsidiary, Merchants and Farmers Bank, announced today Project McKinley, a comprehensive strategic performance initiative including a branch consolidation plan that will result in the reduction or sale of six branches.  The move comes as M&F seeks to improve efficiencies in preparation for navigating through current uncertain economic times and future growth opportunities.  Hugh Potts, Jr., Chairman and CEO commented, “This plan will prepare us for the future.”  Mr. Potts further commented, “Our intent is to focus our best in fewer locations to achieve higher levels of performance and efficiency.  The operations and customer accounts of affected branches will be consolidated with nearby branches so we expect only positive service quality impact.”

The branch consolidations will be accompanied by commensurate staff adjustments throughout the remaining branch network and administration and operations.  The Company expects to record charges in the third and fourth quarters to reflect the costs of McKinley. Mr. Potts further commented, “Overall staffing will be reduced by 11% with cost savings of approximately $4 million on an annualized basis.  Affected associates may apply for transfers or openings in the future.  Overhead savings will be significant.”

The closures will be the Wilsonville, Alabama branch; the Ridgeland, Mississippi Hwy 51 branch; the Oxford, Mississippi West branch; the Tupelo, Mississippi Northside branch; and the Jackson, Mississippi branch.  The Niceville, Florida branch is being sold to First Florida Bank located in Destin, Florida.  All closures and the one sale are expected to be completed by the end of the fourth quarter after appropriate customer and regulatory notices.

About First M&F Corporation

First M&F Corp., the parent of M&F Bank, is committed to proceed with its mission of making the mid-south better through the delivery of excellence in financial services to 28 communities in Mississippi, Alabama, Tennessee and Florida.

Caution Concerning Forward-Looking Statements

This document may include certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First M&F Corporation's filings with the Securities and Exchange Commission.